As filed with the Securities and Exchange Commission on August 16, 2023

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITIL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New Hampshire	02-0381573
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire 03842-1720

(603) 772-0775

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel J. Hurstak

Senior Vice President, Chief Financial Officer and Treasurer

UNITIL CORPORATION

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

(603) 772-0775

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sandra L. Whitney

Corporate Secretary

UNITIL CORPORATION

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

(603) 772-0775

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

☑	Large Accelerated Filer	☐	Accelerated Filer

☐	Non-Accelerated Filer (Do not check if a smaller reporting company)	☐	Smaller Reporting Company

		☐	Emerging Growth Company

Dividend Reinvestment and

Stock Purchase Plan

Prospectus

200,000 Shares of Common Stock

Unitil Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is a convenient and economical method of purchasing our common stock without paying any processing fee or service charge. The Plan is open to:

•	holders of record of our common stock; and

•	our employees (including employees of our subsidiaries or affiliates) who hold shares of common stock through our Tax Deferred Savings and Investment Plan.

If you participate in the Plan, you may:

•	automatically reinvest dividends on some or all of our common stock that you hold registered in your name in additional shares of our common stock at current market prices; and/or

•	invest cash payments ranging from $25 to $5,000 per payment each calendar quarter in shares of our common stock at current market prices.

If you are one of our employees (including employees of our subsidiaries or affiliates) and are eligible to participate in the Plan, you may also invest through payroll deductions of amounts ranging from $25 to $5,000 per payment each calendar quarter in shares of our common stock at current market prices. Your payroll deductions and optional cash payments combined cannot exceed a total of $5,000 in any calendar quarter.

The Plan may purchase common stock directly from us or on the open market, as determined by us. As described more fully in this prospectus, the purchase price paid when common stock is purchased from us may be different from the purchase price paid when the common stock is purchased on the open market. No purchases will be made at a price per share below the book value per share of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.” The reported last sale price of our common stock on the New York Stock Exchange on August 14, 2023 was $49.13 per share. The Plan does not offer direct purchase to the general public.

Investing in our common stock involves risks that are described in the section entitled Risk Factors beginning on page 7 of this prospectus. You should read this prospectus carefully and retain it for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

August 16, 2023

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. You can read the registration statement at the SEC website or at our website at the addresses mentioned in the section entitled Where You Can Find More Information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information included in this prospectus is accurate only as of the date of this prospectus. The information incorporated by reference to another document is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, the “Company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our Company, our common stock and the financial statements and notes to those statements included in this prospectus or incorporated by reference in this prospectus by reference to our other SEC filings. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock, which are discussed in the section entitled Risk Factors in this prospectus, before making an investment decision.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our beliefs and current expectations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled Risk Factors.

Many of these risks are beyond our control. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

WHO WE ARE

We are a public utility holding company headquartered in Hampton, New Hampshire. The following companies are subsidiaries of Unitil Corporation:

•	Unitil Energy Systems, Inc. (“Unitil Energy”);

•	Fitchburg Gas and Electric Light Company (“Fitchburg”);

•	Northern Utilities, Inc. (“Northern Utilities”);

•	Granite State Gas Transmission, Inc. (“Granite State”);

•	Unitil Power Corp. (“Unitil Power”);

•	Unitil Realty Corp. (“Unitil Realty”);

•	Unitil Service Corp. (“Unitil Service”); and

•	Unitil Resources, Inc. (“Unitil Resources”).

Unitil Corporation and its subsidiaries are subject to comprehensive regulation by federal and state utility regulatory authorities, including regulation as a holding company system by the Federal Energy Regulatory Commission under the Energy Policy Act of 2005.

Our principal business is the local distribution of electricity and natural gas throughout our service territories in the states of New Hampshire, Maine, and Massachusetts. Unitil Corporation is the parent company of three distribution utilities: (i) Unitil Energy, which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord; (ii) Northern Utilities, which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England; and (iii) Fitchburg, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts. Unitil Energy, Fitchburg and Northern Utilities are collectively referred to as our “retail distribution utilities” and generally do business in their respective service territories as “Unitil.”

In addition, Unitil is the parent company of Granite State, an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities in its New Hampshire and Maine service territory. Unitil’s operating revenue is substantially derived from regulated natural gas and electric distribution utility operations.

A fifth utility subsidiary, Unitil Power, formerly functioned as the full requirements wholesale power supply provider for Unitil Energy, but currently has limited business and operating activities. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier for Unitil Energy in 2003 and divested substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

Unitil has three other wholly owned non-utility subsidiaries: (i) Unitil Service; (ii) Unitil Realty; and (iii) Unitil Resources. Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and energy supply management services on a centralized basis to its affiliated Unitil companies. Unitil Realty owns and manages our corporate office in Hampton, New Hampshire, leases this facility to Unitil Service under a long-term lease arrangement, and owns certain other property. Unitil Resources is our wholly owned non-regulated subsidiary.

Our retail distribution utilities serve approximately 108,100 electric customers and 87,500 natural gas customers in their service territories. Our retail distribution utilities are local “pipes and wires” utility distribution companies and, combined with Granite State, had a combined investment in Net Utility Plant of $1,331,7 million at December 31, 2022. We do not own or operate electric generating facilities or major transmission facilities and substantially all of our utility assets are dedicated to the retail delivery of electricity and natural gas to our customers. Our total operating revenue was $563.2 million in 2022 and $323.6 million for the six months ended June 30, 2023, which includes revenue to recover the cost of purchased electricity and natural gas in rates on a fully reconciling basis. As a result of this reconciling rate structure, our earnings are not affected by changes in the cost of purchased electricity and natural gas. Earnings applicable to common shareholders for 2022 were $41.4 million and for the six months ended June 30, 2023 were $28.3 million. Substantially all of our operating revenue is derived from regulated utility operations.

Our principal executive office is located at 6 Liberty Lane West, Hampton, New Hampshire 03842-1720, and our telephone number is (603) 772-0775.

DESCRIPTION OF THE OFFERING

Common stock offered by us	200,000 shares

Common stock outstanding after this offering	16,092,762 shares

Use of proceeds	We will receive no proceeds when Computershare Trust Company, N.A. (“Computershare”) purchases common stock for the Plan on the open market. When Computershare purchases common stock for the Plan directly from us, we will use the proceeds for general corporate purposes.

Current annual dividend	$1.62 per share. Since our incorporation in 1984, we have continuously paid quarterly dividends and we have never reduced our dividend rate. We expect to maintain our current dividend policy.

Risk factors	An investment in our common stock involves risk. Please see the section entitled Risk Factors in this prospectus.

Stock exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

The number of shares of our common stock shown above to be outstanding after this offering is based on the number of shares outstanding as of August 14, 2023, and excludes shares reserved for issuance pursuant to (i) the Dividend Reinvestment and Stock Purchase Plan described in the Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission on July 29, 2010, (ii) our Tax Deferred Savings and Investment Plan, and (iii) our Restricted Stock Plan.

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the risks described below and the information included or incorporated by reference in this prospectus. We have identified a number of these risks in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, each of which is incorporated by reference into this prospectus. See the section entitled Where You Can Find More Information. In addition, you should carefully consider the risks and uncertainties referred to below.

Risks Relating to Our Business

For a description of risks relating to our business, please see our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, each of which is incorporated by reference into this prospectus.

Risks Relating to this Offering

The price of our common stock may rise during the period between making an optional cash investment, its receipt by the plan administrator and the actual purchase of the stock.

Participants in the Plan have no control over or authority to direct the timing or price at which shares of common stock are purchased for their accounts. You bear this risk by participating in the Plan. You will not earn interest on funds held by the plan administrator pending their investment in common stock.

The price of our common stock may fall during the period between a request for sale, its receipt by the plan administrator and the sale in the open market.

Participants in the Plan should be aware that the price of our common stock may fall during the period between a request for sale, its receipt by the plan administrator and the sale of the stock in the open market. You bear this risk by participating in the Plan. Therefore, you should evaluate this possibility when deciding whether and when to sell any shares through the Plan.

Our stock price may decline when our results decline or when events occur that are adverse to us or our industry.

You can expect the market price of our common stock to decline when our results decline or at any time when events actually or potentially adverse to us or the electricity and gas industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.

Substantial sales of our common stock could cause our stock price to decline.

If our existing shareholders sell a large number of shares of our common stock or the public market perceives that existing shareholders might sell shares of our common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an “affiliate,” as that term is defined in Rule 144 under the Securities Act.

The proposed sale and issuance of common stock will reduce the proportionate share of the holdings of our current shareholders.

As of August 14, 2023, we had 16,092,762 shares of common stock outstanding. If we sell and issue all the 200,000 shares of common stock offered pursuant to this prospectus, then our shareholders’ proportionate holding in us would be reduced.

Unitil Corporation is a public utility holding company and has no operating income of its own. Its ability to pay dividends on its common stock is dependent on dividends and other payments received from its subsidiaries and on factors directly affecting Until Corporation as the parent corporation. We cannot assure that we always will pay our annual dividend in the future.

The ability of Unitil Corporation’s subsidiaries to pay dividends or make distributions to Unitil Corporation depends on, among other things:

•	the actual and projected earnings and cash flow, capital requirements and general financial condition of the subsidiaries;

•	the prior rights of holders of existing and future preferred stock, mortgage bonds, long-term notes and other debt that subsidiaries issue;

•	the restrictions on the payment of dividends contained in the existing debt agreements of the subsidiaries and that may be contained in future debt agreements of the subsidiaries, if any; and

•	limitations that New Hampshire, Massachusetts and Maine state regulatory authorities may impose.

In addition, before Unitil Corporation can pay dividends on its common stock, it must satisfy its debt obligations and comply with any statutory or contractual limitations.

DESCRIPTION OF THE

UNITIL CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PURPOSE

1. What is the purpose of the Plan?

The purpose of the Plan is to provide you with a convenient and economical way to invest cash dividends paid on shares of our common stock, and/or cash payments, in additional shares of our common stock without paying any processing fee or service charge. Shares of common stock purchased under the Plan are acquired directly from us or through open market purchases, at our discretion, as discussed more fully in Question 12, below.

ADVANTAGES

2. What are the advantages of the Plan?

The Plan offers you the opportunity to do the following without paying any processing fee or service charge:

•	reinvest dividends paid on all or a portion of your shares of our common stock in additional shares of our common stock;

•

continue to receive your cash dividends on shares of our common stock registered in your name and invest in additional shares of common stock by making optional cash payments of $25 to $5,000 per payment in any calendar quarter; or

•	both reinvest your cash dividends and make optional cash payments.

Full investment of funds is possible under the Plan because we credit fractional shares, as well as full shares, to your account. In addition, we also credit to your account dividends on these fractional shares, as well as on the full shares.

You can avoid the cumbersome safekeeping of stock certificates for shares credited to your account under the Plan. Regular statements of holdings provide you with a record of each transaction.

ADMINISTRATION

3. Who administers the Plan?

Unitil’s Transfer Agent, Computershare Investor Services (“Computershare”), administers the Plan. Its duties include purchasing all shares of common stock for each participant in the Plan, crediting those purchases to each participant’s Plan account, maintaining all records of such purchases, holding the purchased shares (unless otherwise instructed), and sending quarterly statements of holdings to each participant in the Plan.

You may contact Computershare at:

Computershare Trust Company N.A.

UTL Dividend Reinvestment Plan

P.O. Box 43078

Providence, RI 02940-3078

Telephone: (800) 736-3001

website: www.computershare.com/investor

PARTICIPATION

4. Who is eligible to participate in the Plan?

Any holder of record of our common stock or any of our employees (including employees of our subsidiaries or affiliates) who holds shares of our common stock through our Tax Deferred Savings and Investment Plan may participate in the Plan.

PARTICIPATION BY ELIGIBLE SHAREHOLDERS

5. How does an eligible shareholder participate?

An eligible shareholder may enroll in the Plan at any time:

•	by accessing your shareholder account through the Internet at Computershare’s website at www.computershare.com/investor,

•	by calling Computershare at (800) 736-3001,

•	by contacting our shareholder representative at (800) 999-6501, or

•	by completing an Enrollment Form and returning it to Computershare.

You may obtain an Enrollment Form at any time by contacting Computershare at the address, telephone number, or online as outlined in Question 3, above, or by contacting our shareholder representative at:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

InvestorRelations@unitil.com

If you have shares of Unitil common stock registered in more than one name or in more than one account, you may enroll as many accounts as you wish in the Plan, but Computershare will reinvest dividends only for those shares in those accounts that have been enrolled in the Plan.

If you do not wish to participate in the Plan, you will continue to receive cash dividends on your common stock when and as declared.

6. What are the dividend reinvestment options?

As a participant in the Plan, you may elect to reinvest all, a portion, or none of the dividends received from your Unitil common stock for the purchase of additional shares of Unitil common stock. The options available to you are as follows:

•

FULL DIVIDEND REINVESTMENT – reinvest the dividends on all of the shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan; you may also invest by making optional cash payments;

•

PARTIAL DIVIDEND INVESTMENT – receive the dividends on a portion of the shares of common stock registered in your name, as well as on the shares credited to your account under the Plan, and we will reinvest the remainder of the dividends; you may also invest by making optional cash payments; or

•

OPTIONAL CASH PAYMENTS ONLY – make optional cash payments only, in which case we will continue to pay you cash dividends on all shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan.

The dates on which dividends will be reinvested are described in Question 14, below. Computershare will continue to reinvest your dividends as you indicated upon enrollment in the Plan until you specify otherwise.

OPTIONAL CASH PAYMENTS

7. How does the cash payment option work?

Computershare will apply any optional cash payments it receives from you to purchase additional shares of common stock for your account.

You may make an initial optional cash payment when enrolling in the Plan by enclosing with the Enrollment Form a check in U.S. funds drawn on a U.S. bank made payable to Computershare. If you enroll online or by telephone, you may enclose your check in U.S. funds drawn on a U.S. bank made payable to Computershare with a note stating “UTL Dividend Reinvestment Plan – Optional Cash Payment” and mailing to Computershare. Thereafter, you may invest optional cash payments by completing the Purchase Additional Shares of Company Stock Form attached to the Summary of Holdings that Computershare sends you.

Computershare will not accept cash, traveler’s checks, money orders or third-party checks for optional cash investments.

8. Are there any limitations on making optional cash payments?

The option to make cash payments is available to you as long as you are enrolled in the Plan. However, optional cash payments cannot exceed a total of $5,000 in a calendar quarter and there is a minimum of $25 per payment. You need not send the same amount of money each quarter, nor are you under any obligation to make an optional cash investment each quarter.

9. When should I send optional cash payments to Computershare for investment in the Plan?

Computershare will invest optional cash payments quarterly as of the investment date set forth in Question 14, below, provided Computershare receives the optional cash payments by the cash deadline date, which is at least two business days but not more than thirty business days before the investment date. Computershare will not invest any funds received less than two business days or more than thirty business days prior to the investment date and will return those funds to you. Computershare will also return to you any optional cash payments it receives from you in excess of $5,000 in a calendar quarter. Neither we nor Computershare will pay interest on optional cash payments received. Any cash payments received by Computershare within thirty days of the investment date will be returned to you upon written request, provided Computershare receives your request at least five business days before the investment date.

10. What if Computershare does not receive credit for my cash payment due to insufficient funds in my checking account or incorrect draft information on my check?

If Computershare does not receive credit for an optional cash payment because of insufficient funds in your checking account or due to incorrect draft information on your check, then (i) Computershare will consider the request for investment of such funds null and void, (ii) Computershare will immediately sell any shares it has already purchased in anticipation of receiving these funds and remove such shares from your account, and (iii) Computershare will be entitled to sell shares to satisfy a “returned funds” fee of $25.00 (or such other “returned funds” fee as then in effect). Also, Computershare may place a hold on your account until you have paid the returned funds fee by check or may take any other action it considers necessary to collect the returned funds fee.

OPTIONAL CASH PAYMENTS THROUGH PAYROLL DEDUCTIONS

11. How can I participate through payroll deductions if I am an employee of Unitil or any of its subsidiaries or affiliates?

If you are one of our employees (including employees of our subsidiaries or affiliates) and a holder of record of our common stock or you hold shares of our common stock through our Tax Deferred Savings and Investment Plan, you may also participate through payroll deductions by completing the Payroll Deduction Authorization Form (available from the Human Resources Department), which authorizes us, or our subsidiary or affiliate, to deduct any amount you specify, between $25 and $5,000 in a calendar quarter, from your paycheck. Computershare will invest the accumulated payroll deductions in common stock on each investment date, as described in Question 14, below. If you have made optional cash payments in any quarter which, in addition to the payroll deductions during such quarter, exceed $5,000, Computershare will return to you the excess received over $5,000.

To begin payroll deductions, we, or our subsidiary or affiliate, must receive the Payroll Deduction Authorization Form two weeks before the first day of the month in which you wish the deductions to begin. You may change the amount of your deductions at any time by submitting a new Payroll Deduction Authorization Form or other appropriate form, which you may obtain from us, or our subsidiary or affiliate, two weeks before the first day of the month in which you wish to have the amount changed. All deductions made not later than the last day of the last full payroll period ending in the month prior to an investment date, as set forth in Question 14, below, will be invested as of such investment date. We, or our subsidiary or affiliate, or Computershare will hold all deductions made after the last day of the last full payroll period ending in the month before an investment date and invest the funds on the next succeeding investment date. Neither we, nor our subsidiary or affiliate, nor Computershare will pay interest on any payroll deductions.

HOW COMMON STOCK IS PURCHASED AND CREDITED TO YOUR ACCOUNT

12. Who determines whether the common stock purchased under the Plan will be purchased directly from Unitil or whether the purchases will be made on the open market?

We decide whether Computershare will purchase common stock for the Plan directly from us or on the open market.

If we decide to use open market purchases, Computershare will purchase common stock on the open market as necessary to meet the requirements of the Plan. We will not exercise any control or influence over the prices, amounts, timing or manner of purchases made by Computershare on the open market.

13. How many shares of common stock will Computershare purchase for me?

You may not specify the number of shares to be purchased, the purchase price or the timing of any purchase.

Computershare will credit your Plan account with the number of full and fractional shares purchased. The number of shares purchased will be based on the sum of all dividends and optional cash payments (including payroll deductions) invested divided by the applicable share price.

14. When are the purchases of common stock made?

The investment date depends on whether Computershare purchases common stock directly from us or purchases the stock on the open market.

If you are a shareholder entitled to a cash dividend and you enroll in the Plan before the record date for a particular dividend payment (or before August 18, 2023 for the dividend payable on August 28, 2023), Computershare will use that dividend to purchase additional shares of common stock on the next investment date, as described more fully below. If you enroll in the Plan after the record date for a particular dividend payment (or on or after August 18, 2023 for the dividend payable on August 28, 2023), then Computershare will not reinvest dividends until the investment date relating to the next record date. Generally, the record date is approximately two weeks before a particular cash dividend payment date. Cash dividend payment dates are generally within the last week of February, May, August and November.

The investment dates for each of the investment alternatives are set forth below:

Method of Participation	Type of Purchase	Investment Date
Reinvested Dividends	Original issue stock or treasury stock	On the cash dividend payment date or the next succeeding trade date for the common stock – generally within the last week of February, May, August and November.

	Open market purchase	On or within 30 days after the cash dividend payment date. Computershare will determine the exact time of open market purchases and will purchase common stock as promptly as possible.

Optional Cash Payments (including through Payroll Deductions)	Original issue stock or treasury stock	Quarterly, on the cash dividend payment date or the next succeeding trade date for the common stock – generally within the last week of February, May, August and November. If we do not pay a dividend in a particular quarter, the investment date will be on or about the twenty-eighth day of February, May, August and November or, if that day is not a business day, the next succeeding trade date.

	Open market purchase	On or within 30 days after the cash dividend payment date. Computershare will determine the exact time of open market purchases and will purchase common stock as promptly as possible. If we do not pay a dividend in a particular quarter, the investment date will be on or about the twenty-eighth day of February, May, August and November or, if that day is not a business day, the next succeeding trade date.

15. What will be the price of shares of common stock purchased under the Plan?

Open Market Purchases

The price of the common stock that Computershare purchases on the open market is the weighted average of the actual prices paid for all of the shares purchased for the Plan during the investment period set forth in Question 14, above, for open market purchases.

Original Issue Stock or Treasury Stock

The price of the common stock that Computershare purchases directly from us is the average of the daily averages of the high and low sales prices for the common stock as published by the New York Stock Exchange for the last five trading days on which the common stock was traded immediately preceding the applicable investment date set forth in Question 14, above.

Computershare will make no purchases at a price per share below the book value per share of our common stock for either open market or original issue or treasury stock purchases. For example, if the book value per share of our common stock is $30 and, in the case of common stock purchased directly from us, the average of the daily averages of the high and low sales prices for the last five trading days on which the common stock was traded immediately preceding the applicable investment date is below $30 per share, Computershare will not invest dividends on shares of common stock purchased directly from us. Computershare will apply optional cash payments to the purchase of shares of common stock provided such average is not below the book value per share of our common stock.

If the applicable pricing formula for a purchase results in a price per share below the book value per share of our common stock, Computershare will pay the dividend or return the optional cash payments (including payroll deductions) directly to you by check with an explanatory note.

COSTS

16. Who will pay the fees, commissions, and expenses in connection with purchases under the Plan?

We will pay the fees, commissions, and expenses incurred in connection with the Plan. However, you may incur certain charges in the event that you terminate your participation in the plan or request to sell all or a portion of your shares, as described in Question 23, below. You also may incur returned funds fees (as described in Question 10, above), service fees (as described in Questions 23 and 27, below), processing fees (as described in Questions 23 and 27, below), or any other fees as described in this prospectus.

REPORTS TO PARTICIPANTS

17. How will I be advised of my purchases of stock?

You will receive a Summary of Holdings as soon as practicable after the investment occurs. The Summary of Holdings shows the number of shares of common stock credited to your account through the reinvestment of dividends, optional cash payments or payroll deduction purchases on the investment date, the price and fair market value of the common stock on the investment date, the total number of shares you purchased under the Plan to date for the calendar year in which the investment date occurs, as well as the total number of shares held in your account as of the investment date. All pertinent information for each calendar year will be set forth on the November Investment Date Summary of Holdings, which you generally will receive before the end of the applicable year and which you should keep for tax purposes. In addition, you will receive or have access to the same communications sent to every other holder of the common stock, including quarterly reports, annual reports, notices of shareholders’ meetings and proxy statements, and income tax information for reporting dividends paid.

DIVIDENDS

18. How will I be credited with dividends on shares held in my account under the Plan?

We pay dividends, when and as declared by our board of directors (the “Board of Directors”), to the holders of record of our shares of common stock. As the holder of record, Computershare will receive dividends for all shares credited to your account on the record date. Computershare will credit these dividends to you on the basis of full and fractional shares held in your account and will reinvest these dividends in additional shares (or distribute these dividends to you if you choose to participate by optional cash payments or payroll deduction only).

CERTIFICATES FOR SHARES

19. Will I receive stock certificates for the shares purchased under the Plan?

No. We do not issue stock certificates. All stock that you purchase under the Plan will be credited to your account and held in book-entry form. The number of shares credited to an account under the Plan will be shown on your Summary of Holdings. This additional service helps to protect you against loss, theft or destruction of stock certificates.

20. In whose name will Computershare maintain the accounts?

Computershare will maintain the accounts in your name as shown on our records at the time you enter the Plan.

Upon written request to Computershare, Plan shares also can be registered in names other than the account name, subject to compliance with any applicable laws and your payment of any applicable taxes, provided that the certificate or stock power bears your signature, and your signature is Medallion guaranteed by a brokerage firm or a financial institution that is a member of a Stock Transfer Association approved Medallion program, such as STAMP, SEMP or MSP with an official medallion imprint. You may contact Computershare for additional information on transferring your shares or obtain transfer information from Computershare’s website at www.computershare.com/investor.

CHANGING FORM OF PARTICIPATION AND WITHDRAWAL

21. How can I change my form of participation?

You may change your form of participation at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) calling our shareholder representative at (800) 999-6501, (iii) calling Computershare at (800) 736-3001, (iv) completing a new Enrollment Form and mailing it to Computershare or (v) submitting a written request to change the form of participation to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 43078, Providence, RI 02940-3078. Computershare must receive your change notification on or before the record date of a dividend payment (or before August 18, 2023 for the dividend payable on August 28, 2023) in order for the change to be effective for such dividend.

22. May I terminate my participation in the Plan?

Yes. The Plan is entirely voluntary. You may terminate your participation in the Plan at any time. If Computershare receives your request to terminate near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event that Computershare reinvests such dividends on your behalf, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is complete. If your account has any uninvested optional cash payments (including payroll deductions), then Computershare will promptly return the funds after the termination has been completed.

23. How do I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) calling our shareholder representative at (800) 999-6501, (iii) calling Computershare at (800) 736-3001 or (iv) completing a withdrawal request, in writing, and mailing it to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 43078, Providence, RI 02940-3078. A withdrawal/termination form is provided with the Summary of Holdings for this purpose.

Upon termination, you can either elect to reassign your whole Plan shares to Direct Registration System book shares (“DRS Shares”) and receive a check for the value of any fractional shares, or you can request Computershare to sell all of the shares held in your Plan account. Any check for a fractional share will be based on the current market value, less a service fee of $15 (or such other service fee as then in effect) and a processing fee of $0.12 per share sold (or such other processing fee as then in effect). This election can be made by any of the methods noted above.

If you request Computershare to sell all of your shares, then you have two choices, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at (781) 575-3100. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less a service fee of $25 (or such other service fee as then in effect) and a processing fee of $0.12 per share sold (or such other processing fee as then in effect).

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, through Investor Centre or by calling directly at (781) 575-3100. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, Computershare may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by the Agent and executed by the broker, less a service fee of $15 (or such other service fee as then in effect) and a processing fee of $0.12 per share sold (or such other processing fee as then in effect). Proceeds are normally paid by check, which are distributed within one business day after your sale transaction has settled. All per share processing fees include any brokerage commissions Computershare is required to pay.

If you decide to reassign your whole Plan shares to DRS Shares for the number of full shares and redeem the fractional shares in your account or if we terminate the Plan, Computershare will send you a transaction statement as well as the proceeds from the sale of your fractional shares as soon as practicable. Thereafter, cash dividends on DRS Shares will be paid to you and not reinvested in common stock.

24. If I am an employee participating through payroll deductions, how do I withdraw from the Plan?

If you are an employee who has elected payroll deductions you must notify the Company’s Human Resources Department in writing to discontinue the payroll deductions sufficiently in advance of your next paycheck to allow processing. When we, or our subsidiary or affiliate, receives and processes the notice, we will make no further payroll deductions and we will pay you in cash the accumulated amount withheld.

25. May I terminate my participation through payroll deductions and still remain in the Plan?

Yes. You may terminate your payroll deductions and leave your shares in the Plan. You may also continue to make optional cash payments directly to Computershare.

26. May I later re-enroll in the Plan if I choose?

Generally, as long as you are a shareholder of record you may elect to re-enroll in the Plan at any time by following the same procedures described in Question 5, above. However, we reserve the right to reject any enrollment request from a previous participant on grounds of excessive enrollment and termination of participation in the Plan to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

OTHER INFORMATION AND TAX CONSIDERATIONS

27. What happens when I sell or transfer all of the shares registered in my name?

If you dispose of all the shares of common stock registered in your name, unless otherwise instructed by you, Computershare will continue to reinvest the dividends on the shares credited to your account under the Plan in accordance with your most recent instructions for Plan participation. You may continue to invest through optional cash payments. However, if you have only a fractional share of stock credited to your account under the Plan on the record date for any cash dividend on the common stock, we reserve the right not to reinvest any additional dividends on such fractional shares. If we exercise this right, you will receive a redemption check representing such fractional share as well as a check for the cash dividend on such fractional share. The redemption check for the fractional share will be based on the market value that day, less a service fee of $25 (or such other service fee as then in effect) and a processing fee of $0.12 per share sold (or such other processing fee as then in effect), as described in Question 23 above.

If you have only a portion of your dividends reinvested pursuant to the Plan and you dispose of shares of common stock, to the extent that you have fewer shares registered in your name than the number indicated on your Enrollment Form as the shares for which dividends are to be paid in cash, we will send to Computershare and Computershare will pay out dividends on all shares registered in your name as well as those credited to your account under the Plan.

28. If Unitil sells additional shares of common stock through a rights offering, how would the rights on Plan shares be handled?

In a rights offering, you would receive rights based on the number of shares credited to your account under the Plan. Rights certificates for the nearest number of whole shares will be mailed to you at your account address.

29. What happens if Unitil declares a stock dividend or stock split?

Computershare will credit your Plan account with any shares resulting from a stock split or a stock dividend paid on shares held in your Plan account. If you hold any shares directly, Computershare will credit your account with the number of DRS Shares resulting from the stock dividend or stock split on such shares, as Computershare does for those shareholders who are not participating in the Plan.

30. How will my shares held under the Plan be voted at meetings of shareholders?

You may vote shares registered in your name (including shares in your account under the Plan) on any matter submitted to a meeting of shareholders (i) in person at the meeting, (ii) via the Internet prior to the meeting or (iii) by delivering a properly completed proxy card designating another person to vote on your behalf at the meeting.

31. What are the federal income tax consequences of participation in the Plan?

The following is a summary of federal income tax consequences of participating in the Plan. Since this is only a summary and since state, local and other tax laws vary, you should consult your tax advisor to determine the tax consequences of participating in the Plan. The following does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions, or broker-dealers) subject to special treatment under federal income tax laws. The following is based on various rulings by the Internal Revenue Service regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Additionally, this discussion is not binding upon, nor considered authority by, the Internal Revenue Service or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any shareholder participating in the Plan will not be successfully challenged by the Internal Revenue Service. Be sure to keep account statements for federal income tax purposes.

Reinvested Dividends

At our discretion, cash dividends that you reinvest under the Plan may be used to purchase shares directly from us or we may direct Computershare to purchase shares on the open market.

If Computershare purchases shares directly from us, the dividends you reinvest under the Plan will be treated as if you received them in the form of a taxable stock distribution in lieu of a cash dividend for federal income tax purposes. You will be treated for federal income tax purposes as if you received a dividend in an amount equal to the fair market value of the shares you acquired through such reinvestment. That value will be based on the mean of the highest and lowest prices for our common stock on the New York Stock Exchange on the investment date or on the last preceding day on which our common stock was traded if no shares were traded on the investment date. For example, if Computershare invests $100 in dividends for your account under the Plan and, on the investment date, the shares have a fair market value of $105.26, for federal income tax purposes you would be treated as having received a taxable stock distribution in the amount of $105.26. This amount will also be your basis in the stock.

If Computershare purchases shares on the open market, you will be treated for federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase the common stock. You must report as taxable income all per share processing fees paid by us together with the cash dividend. All per share processing fees that we pay when you buy stock through the Plan are considered distributions and together with the cash dividend must be reported as taxable income to you. Your basis in the stock will be equal to the cash dividend and the per share processing fees.

Optional Cash Payments

At our discretion, Computershare may use optional cash payments to purchase shares either directly from us or on the open market. We will pay any per share processing fees in connection with open market purchases. If the shares are purchased directly from us, you will recognize no taxable income, and your tax basis in the shares will be equal to the price you paid for these shares. However, if Computershare purchases shares on the open market, any per share processing fees paid by us in connection with the purchase would be treated as a taxable dividend distribution to you. In that case, your basis in the shares would be equal to the cash you paid to purchase the shares on the open market plus the per share processing fees. See Question 15, above, discussing the price of shares purchased under the Plan.

Cash Distributions including a Return of Capital

Generally, cash distributions to you on your common stock are treated as dividends and are subject to federal income tax to the extent of our “earnings and profits.” To the extent that earnings and profits do not fully support a distribution, the distribution is considered a return of capital. A return of capital reduces your basis in your shares of common stock. To the extent that your basis is reduced, you will recognize no gain. However, to the extent that the return of capital allocable to any share exceeds your basis in the share, that portion of the distribution is treated as capital gain.

General

Taxable dividend distributions to you may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

You will not realize any taxable income solely as a result of reassignment of Plan shares to DRS Shares that are already credited to your account under the Plan, either upon request for reassignment of those shares, or upon termination of your participation in the Plan or our discontinuation of the Plan.

You will recognize a gain or loss when shares are sold, whether such sale is pursuant to your request upon your withdrawal from the Plan or takes place after your withdrawal from or our termination of the Plan. You will also recognize a gain or a loss when you receive a cash payment for a fraction of a share. In either event, the amount of the gain or loss will be the difference between the amount that you receive for the shares or fraction of a share and the tax basis thereof.

Computershare will send you a Form 1099-DIV on an annual basis that will state the total amount of dividends paid to you plus any fees and commissions paid by us. Your holding period for shares acquired pursuant to the Plan will begin on the day following the applicable investment date.

32. What provision is made for foreign shareholders subject to income tax withholding or other shareholders subject to back-up withholding?

Generally, if you are a foreign shareholder and elect to have your dividends reinvested, these dividends will be subject to withholding of United States income tax under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the “Code”), at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. If, however, the dividend is effectively connected with your conduct of a trade or business within the United States, or in the case of an applicable tax treaty is attributable to your permanent establishment in the United States, the dividend will be subject to regular United States federal income tax. In the case of a foreign shareholder that is a corporation, the dividend also may be subject to a branch profits tax at the rate of 30% or a lower applicable treaty rate. For these purposes, a foreign shareholder is any shareholder who is not considered a United States Person under Code Section 7701(a)(30), which generally treats the following as a United States Person: (1) citizens or residents of the United States; (2) domestic partnership; (3) domestic corporation; (4) any estate other than a foreign estate within the meaning of Code Section 7701(a)(31); and (5) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

If you are a foreign shareholder and elect to have dividends reinvested or if you are subject to “back-up” withholding under Section 3406(a)(1) of the Code, Computershare will invest in shares of common stock an amount equal to your dividends less the amount of tax required to be withheld. Your quarterly statements confirming purchases made will indicate the net payment invested.

If you are a foreign shareholder and elect to make optional cash payments only, you will continue to receive cash dividends on shares registered in your name in the same manner as if you were not participating in the Plan. Optional cash payments that Computershare receives from you must be in United States dollars drawn on a United States bank and will be invested in the same way as payments from other participants in the Plan.

If you are a shareholder that elects to have your dividends reinvested, “back-up” withholding rules under Section 3406(a)(1) of the Code require us to withhold for United States income tax purposes 28% of all your dividend payments if (i) you have not provided us with your taxpayer identification number, which for an individual is your social security number, (ii) the Internal Revenue Service has notified us that the taxpayer identification number you have provided is incorrect, (iii) the Internal Revenue Service notifies us that back up withholding should begin because you have failed to properly report interest or dividends or (iv) you have failed to certify, under penalties of perjury, that you are not subject to back up withholding. Backup withholding is not an additional tax and may be refunded; provided, that certain required information is furnished to the Internal Revenue Service.

33. Can Unitil change or discontinue the Plan?

While we intend at the present time to continue the Plan indefinitely, we can amend, suspend, modify or discontinue the Plan at any time. We will send you notice or otherwise notify you of any amendment, suspension, modification or discontinuation. Computershare can resign at any time upon reasonable notice to us in writing. We have the right to elect and appoint a new agent at any time, including us or our nominee, to administer the Plan.

34. What are the responsibilities of Unitil and Computershare under the Plan?

Neither we nor Computershare will be liable for any act done or omitted in good faith including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death, the price at which the Company’s common stock is purchased or sold for participants’ accounts, the times when purchases or sales are made, or fluctuations in the market value of our common stock.

You should recognize that neither we nor Computershare can guarantee you a profit or protect you against a loss on the shares purchased under the Plan.

35. Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. You may access our SEC filings in the Investor Relations section of our website at www.unitil.com. Our SEC filings are also available on the SEC’s website at www.sec.gov. General information about us is also available on our website at www.unitil.com.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information in, or exhibits to, the registration statement. You may view the registration statement on our website or the SEC website at the addresses above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 14, 2023, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2023;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, filed with the SEC on May 2, 2023, and June 30, 2023, filed with the SEC on August 1, 2023;

•

our Current Reports on Form 8-K dated January 24, 2023, February 1, 2023 (other than Item 7.01 thereof and exhibits furnished under Item 9.01 thereof), April 26, 2023 (filed on April  26, 2023, other than Item 7.01 thereof and exhibits furnished under Item 9.01 thereof), April 26, 2023 (filed on April 27, 2023, other than Item 7.01 thereof and exhibits furnished under Item 9.01 thereof), April  26, 2023 (filed on May  2, 2023), June  1, 2023 (other than Item 7.01 thereof and exhibits furnished under Item 9.01 thereof) and July 6, 2023;

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed on November 3, 2017; and

•	all documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until we sell all of the securities being registered.

Notwithstanding the prior sentence, nothing in this prospectus shall incorporate information or exhibits furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, Item 5 of Part II of any Quarterly Report on Form 10-Q, or Item 9B of Part II of any Annual Report Form 10-K, or any exhibits relating to such furnished information).

We will provide you with a copy of these documents at no cost upon your written or oral request to:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

InvestorRelations@unitil.com

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with other information.

USE OF PROCEEDS

We will receive no proceeds when Computershare purchases common stock for the Plan on the open market. When Computershare purchases common stock for the Plan directly from us, we will use the proceeds for general corporate purposes.

PLAN OF DISTRIBUTION

Any holder of record of our common stock or any employee of the Company (including employees of our subsidiaries or affiliates) who holds shares of our common stock through our Tax Deferred Savings and Investment Plan may participate in the Plan. Participation in the Plan is voluntary. Eligible shareholders may enroll in the plan via the methods described in Question 5 above.

Computershare administers the Plan. Its duties include purchasing all shares of common stock for each participant in the Plan, crediting those purchases to each participant’s Plan account, maintaining all records of such purchases, holding the purchased shares (unless otherwise instructed), and sending quarterly statements of holdings to each participant in the Plan. Contact information for Computershare is set forth in Question 3 above.

Shares of common stock purchased under the Plan are acquired by Computershare directly from us or through open market purchases, at our discretion. If we decide to use open market purchases, Computershare will purchase common stock on the open market as necessary to meet the requirements of the Plan. We will not exercise any control or influence over the prices, amounts, timing or manner of purchases made by Computershare on the open market. The price of common stock purchased under the plan is described in Question 15 above.

We will pay the fees, commissions, and expenses incurred in connection with the Plan. However, you may incur certain charges in the event that you terminate your participation in the Plan or request to sell all or a portion of your shares, as described in Question 23, above.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

The Company’s total estimated expenses connected with the sale and distribution of the common stock offered by this prospectus is $54,858.61. A more complete description of estimated expenses is set forth in Item 14, below.

Our plan of distribution is more fully described in the section entitled Description of the Unitil Corporation Dividend Reinvestment and Stock Purchase Plan, including Questions 1 through 34 in that section, which are incorporated herein by reference.

LEGAL MATTERS

Patrick Taylor, our Chief Regulatory Counsel, has given us his opinion on the validity of the common stock being offered under the Plan. As of August 16, 2023, Mr. Taylor beneficially owns approximately 2,520 shares of our common stock.

EXPERTS

The financial statements of Unitil Corporation as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus, and the effectiveness of Unitil Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEMNIFICATION

We are incorporated under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act and our By-Laws permit or require indemnification of our directors and officers in a variety of circumstances, which may include indemnification with respect to liabilities under the Securities Act. Also, we have purchased insurance permitted by the New Hampshire Business Corporation Act on behalf of our directors, officers, employees and agents which may cover liabilities under the Securities Act.

The SEC has taken the position that indemnifying our directors, officers and controlling persons for liabilities under the Securities Act is against public policy and is, therefore, unenforceable. In addition, according to SEC requirements, we will not make any indemnification payment described above unless a court of competent jurisdiction has determined that the indemnification is not against public policy.

Dividend Reinvestment and Stock Purchase Plan

200,000 Shares of Common Stock

PROSPECTUS

August 16, 2023

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the sale and distribution of the common stock offered by this prospectus. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$1,108.61
Legal Fees and Expenses	25,000.00
Accounting Fees and Expenses	22,500.00
Plan Administrator’s Fees and Expenses	250.00
Printing, Engraving and Mailing Expenses	—
New York Stock Exchange Listing Fee	1,000.00
Miscellaneous	5,000.00

Total	$54,858.61

ITEM 15.	Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act (“NHBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence, (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation’s Articles of Incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its Articles of Incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under the NHBCA.

Article XIII of the Registrant’s By-Laws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the person’s having served as, or by reason of the person’s alleged acts or omissions while serving as a director, officer, employee or agent of the Registrant, or while serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement or otherwise actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, said indemnification to be to the full extent permitted by law under the circumstances, including, without limitation, by all applicable provisions of the NHBCA. Any indemnification under Article XIII shall be made by the Registrant with respect to Directors or other persons after a determination that the person to be indemnified has met the standards of conduct set forth in the NHBCA, such determination to be made by the Board of Directors, by majority vote of a quorum, or by other persons authorized to make such a determination under the NHBCA.

The right of indemnification arising under Article XIII was adopted for the purpose of inducing persons to serve and to continue to serve the Registrant without concern that their service may expose them to personal financial harm. It is to be broadly construed, applied and implemented in light of that purpose. It is not to be exclusive of any other right to which any such person is entitled under any agreement, vote of the stockholders or the Board of Directors, statute, or as a matter of law, or otherwise, nor is it to be construed to limit or confine in any respect the power of the Board of Directors to grant indemnity pursuant to any applicable statutes or laws of the State of New Hampshire. The provisions of Article XIII are separable, and, if any provision or portion thereof is for any reason held inapplicable, illegal or ineffective, such holding will not affect any other right of indemnification existing under Article XIII or otherwise. As used in Article XIII, the term “person” includes heirs, executors, administrators or other legal representatives. As used in Article XIII, the terms “Director” and “officer” include persons elected or appointed as officers by the Board of Directors, persons elected as Directors by the stockholders or by the Board of Directors, and persons who serve by vote or at the request of the Registrant as directors, officers or trustees of another organization in which the Registrant has any direct or indirect interest as a shareholder, creditor or otherwise.

Article XIII of the Registrant’s By-Laws also allows the Registrant to purchase and maintain insurance on behalf of any person who was or is a Director, officer or employee of the Registrant or any of its subsidiaries, or who was or is serving at the request of the Registrant as a fiduciary of any employee benefit plan of the Registrant or any subsidiary, against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the NHBCA. The obligation to indemnify and reimburse such person under the Registrant’s By-Laws, if applicable, will be reduced by the amount of any such insurance proceeds paid to such person, or the representatives or successors of such person.

ITEM 16.	Exhibits.

Exhibit No.	Description of Exhibit	Reference (1)

3.1 (P)	Articles of Incorporation of Unitil Corporation	Exhibit 3.1 to the Registrant’s Registration Statement on Form S-14 No. 2-93769 dated October 12, 1984.

3.2 (P)	Articles of Amendment to the Articles of Incorporation of Unitil Corporation filed on March 4, 1992	Exhibit 3.2 to Form 10-K for 1991 (SEC File No. 1-8858).

3.3	Articles of Amendment to the Articles of Incorporation of Unitil Corporation filed on September 23, 2008	Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3/A No. 333-152823 dated November 25, 2008.

3.4	Articles of Amendment to the Articles of Incorporation of Unitil Corporation filed on April 27, 2011	Exhibit 4.4 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3/A No. 333- 168394 dated January 28, 2014.

3.5	Fourth Amended and Restated By-Laws of Unitil Corporation	Exhibit 3.1 to Form 8-K dated April 29, 2020 (SEC File No. 1-8858).

4.1	Twelfth Supplemental Indenture of Unitil Energy Systems, Inc., successor to Concord Electric Company, dated as of December 2, 2002, amending and restating the Concord Electric Company Indenture of Mortgage and Deed of Trust dated as of July 15, 1958.	Exhibit 4.1 to Form 10-K for 2002 (SEC File No. 1-8858)

4.2 (P)	Fitchburg Note Agreement dated November 1, 1993 for the 6.75% Notes due November 30, 2023.	Exhibit 4.18 to Form 10-K for 1993 (SEC File No. 1-8858)

4.3	Fitchburg Note Agreement dated January 15, 1999 for the 7.37% Notes due January 15, 2029.	Exhibit 4.25 to Form 10-K for 1999 (SEC File No. 1-8858)

4.4	Fitchburg Note Agreement dated June 1, 2001 for the 7.98% Notes due June 1, 2031.	Exhibit 4.6 to Form 10-Q for June 30, 2001 (SEC File No. 1-8858)

4.5	Fitchburg Note Agreement dated October 15, 2003 for the 6.79% Notes due October 15, 2025.	Exhibit 4.7 to Form 10-K for 2003 (SEC File No. 1-8858)

4.6	Fitchburg Note Agreement dated December 21, 2005 for the 5.90% Notes due December 15, 2030.	(2)

4.7	Thirteenth Supplemental Indenture of Unitil Energy Systems, Inc., dated as of September 26, 2006.	(2)

4.8	Unitil Corporation Note Purchase Agreement, dated as of May 2, 2007, for the 6.33% Senior Notes due May 1, 2022.	(2)

4.9	Northern Utilities Note Purchase Agreement, dated as of December 3, 2008, for the 6.95% Senior Notes, Series A due December 3, 2018 and the 7.72% Senior Notes, Series B due December 3, 2038.	Exhibit 4.1 to Form 8-K dated December 3, 2008 (SEC File No. 1-8858)

Exhibit No.	Description of Exhibit	Reference (1)

4.10	Fourteenth Supplemental Indenture of Unitil Energy Systems, Inc., dated as of March 2, 2010.	Exhibit 4.4 to Form 8-K dated March 2, 2010 (SEC File No. 1-8858)

4.11	Northern Utilities form of Note Purchase Agreement, dated as of October 15, 2014, for the 4.42% Senior Notes, due October 15, 2044.	Exhibit 4.1 to Form 8-K dated October 15, 2014 (SEC File No. 1-8858)

4.12	Northern Utilities form of Note issued pursuant to the Note Purchase Agreement, dated as of October 15, 2014, for the 4.42% Senior Notes, due October 15, 2044.	Exhibit 4.2 to Form 8-K dated October 15, 2014 (SEC File No. 1-8858)

4.13	Note Purchase Agreement dated August 1, 2016 by and among Unitil Corporation and the several purchasers named therein for the 3.70% Senior Notes, Series 2016, due August 1, 2026.	Exhibit 4.1 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.14	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by Metropolitan Life Insurance Company in the principal amount of $11,200,000.	Exhibit 4.2 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.15	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by Lincoln Benefit Life Company in the principal amount of $4,000,000.	Exhibit 4.3 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.16	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by Lincoln Benefit Life Company in the principal amount of $3,800,000.	Exhibit 4.4 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.17	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by Lincoln Benefit Life Company in the principal amount of $1,000,000.	Exhibit 4.5 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.18	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by United of Omaha Life Insurance Company in the principal amount of $5,000,000.	Exhibit 4.6 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.19	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by United of Omaha Life Insurance Company in the principal amount of $3,000,000.	Exhibit 4.7 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.20	3.70% Senior Note, Series 2016, dated as of August 1, 2016 purchased by Companion Life Insurance Company in the principal amount of $2,000,000.	Exhibit 4.8 to Form 8-K dated August 1, 2016 (SEC File No. 1-8858)

4.21	Note Purchase Agreement dated July 14, 2017 by and among Northern Utilities, Inc. and the several purchasers named therein for the 3.52% Senior Notes, Series 2017A, due November 1, 2027 and the 4.32% Senior Notes, Series 2017B, due November 1, 2047.	Exhibit 4.1 to Form 8-K dated July 14, 2017 (SEC File No. 1-8858)

Exhibit No.	Description of Exhibit	Reference (1)

4.22	Note Purchase Agreement dated July 14, 2017 by and among Fitchburg Gas and Electric Light Company and the several purchasers named therein for the 3.52% Senior Notes, Series 2017A, due November 1, 2027 and the 4.32% Senior Notes, Series 2017B, due November 1, 2047.	Exhibit 4.2 to Form 8-K dated July 14, 2017 (SEC File No. 1-8858)

4.23	Note Purchase Agreement dated July 14, 2017 by and among Granite State Gas Transmission, Inc. and the several purchasers named therein for the 3.72% Senior Notes, Series 2017A, due November 1, 2027.	Exhibit 4.3 to Form 8-K dated July 14, 2017 (SEC File No. 1-8858)

4.24 (3)	3.52% Senior Note, Series 2017A, due November 1, 2027, issued by Northern Utilities, Inc. to Great-West Life & Annuity Insurance Company.	Exhibit 4.2 to Form 8-K dated November 1, 2017 (SEC File No. 1-8858)

4.25 (3)	4.32% Senior Note, Series 2017B, due November 1, 2047, issued by Northern Utilities, Inc. to The Canada Life Insurance Company of Canada.	Exhibit 4.3 to Form 8-K dated November 1, 2017 (SEC File No. 1-8858)

4.26 (3)	3.52% Senior Note, Series 2017A, due November 1, 2027, issued by Fitchburg Gas and Electric Light Company to Great-West Life & Annuity Insurance Company.	Exhibit 4.5 to Form 8-K dated November 1, 2017 (SEC File No. 1-8858)

4.27 (3)	4.32% Senior Note, Series 2017B, due November 1, 2047, issued by Fitchburg Gas and Electric Light Company to The Great-West Life Assurance Company.	Exhibit 4.6 to Form 8-K dated November 1, 2017 (SEC File No. 1-8858)

4.28 (3)	3.72% Senior Note, Series 2017A, due November 1, 2027, issued by Granite State Gas Transmission, Inc. to Thrivent Financial for Lutherans.	Exhibit 4.8 to Form 8-K dated November 1, 2017 (SEC File No. 1-8858)

4.29	Bond Purchase Agreement dated November 30, 2018 by and among Unitil Energy Systems, Inc. and the several purchasers named therein for the $30,000,000 aggregate principal amount of first mortgage bonds, Series Q, due November 30, 2048.	Exhibit 4.1 to Form 8-K dated November 30, 2018 (SEC File No. 1-8858)

4.30	Fifteenth Supplemental Indenture dated November 29, 2018 by and between Unitil Energy Systems, Inc. and U.S. Bank National Association (as trustee).	Exhibit 4.2 to Form 8-K dated November 30, 2018 (SEC File No. 1-8858)

4.31 (3)	First Mortgage Bond, Series Q, 4.18%, due November 30, 2048, issued by Unitil Energy Systems, Inc. to United of Omaha Life Insurance Company.	Exhibit 4.3 to Form 8-K dated November 30, 2018 (SEC File No. 1-8858)

Exhibit No.	Description of Exhibit	Reference (1)

4.32	Note Purchase Agreement dated September 12, 2019 by and among Northern Utilities, Inc. and the several purchasers named therein.	Exhibit 4.1 to Form 8-K dated September 12, 2019 (SEC File No. 1-8858)

4.33 (3)	4.04% Senior Note, Series 2019, due September 12, 2049, issued by Northern Utilities, Inc. to Pacific Life Insurance Company.	Exhibit 4.2 to Form 8-K dated September 12, 2019 (SEC File No. 1-8858)

4.34	Note Purchase Agreement dated December 18, 2019 by and among Unitil Corporation and the several purchasers named therein.	Exhibit 4.1 to Form 8-K dated December 18, 2019 (SEC File No. 1-8858)

4.35 (3)	3.43% Senior Note, Series 2019, due December 18, 2029, issued by Unitil Corporation to CHIMEFISH & CO, as nominee for American Equity Investment Life Insurance Company.	Exhibit 4.2 to Form 8-K dated December 18, 2019 (SEC File No. 1-8858)

4.36	Note Purchase Agreement dated September 15, 2020 by and among Northern Utilities, Inc. and the several purchasers named therein.	Exhibit 4.1 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.37 (3)	3.78% Senior Note, Series 2020, due September 15, 2040, issued by Northern Utilities, Inc. to Metropolitan Life Insurance Company.	Exhibit 4.2 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.38	Note Purchase Agreement dated September 15, 2020 by and among Fitchburg Gas and Electric Light Company and the several purchasers named therein.	Exhibit 4.3 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.39 (3)	3.78% Senior Note, Series 2020A, due September 15, 2040, issued by Fitchburg Gas and Electric Light Company to Brighthouse Life Insurance Company of NY.	Exhibit 4.4 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.40	Bond Purchase Agreement dated September 15, 2020 by and among Unitil Energy Systems, Inc., U.S. Bank National Association (as trustee), and the several purchasers named therein.	Exhibit 4.5 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.41	Sixteenth Supplemental Indenture dated September 15, 2020 by and between Unitil Energy Systems, Inc. and U.S. Bank National Association (as trustee).	Exhibit 4.6 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.42 (3)	First Mortgage Bond, Series R, 3.58%, due September 15, 2040, issued by Unitil Energy Systems, Inc. to CUDD and CO (as nominee for Symetra Life Insurance Company).	Exhibit 4.7 to Form 8-K dated September 15, 2020 (SEC File No. 1-8858)

4.43	Second Amended and Restated Credit Agreement dated July 25, 2018 among Unitil Corporation, Bank of America, N.A., as administrative agent, and the Lenders.	Exhibit 4.1 to Form 8-K dated July 25, 2018 (SEC File No. 1-8858)

4.44	Amended and Restated Note issued to Bank of America, N.A.	Exhibit 4.2 to Form 8-K dated July 25, 2018 (SEC File No. 1-8858)

Exhibit No.	Description of Exhibit	Reference (1)

4.45	Amended and Restated Note issued to Citizens Bank, N.A.	Exhibit 4.3 to Form 8-K dated July 25, 2018 (SEC File No. 1-8858)

4.46	Amended and Restated Note issued to TD Bank, N.A.	Exhibit 4.4 to Form 8-K dated July 25, 2018 (SEC File No. 1-8858)

4.47	Loan Agreement dated December 18, 2020 between Unitil Realty Corp. and TD Bank, N.A.	Exhibit 4.48 to Form 10-K for 2020 (SEC File No. 1-8858)

4.48	Mortgage and Security Agreement dated December 18, 2020 between Unitil Realty Corp. and TD Bank, N.A.	Exhibit 4.49 to Form 10-K for 2020 (SEC File No. 1-8858)

4.49	Mortgage Loan Note dated December 18, 2020 issued to TD Bank, N.A.	Exhibit 4.50 to Form 10-K for 2020 (SEC File No. 1-8858)

4.50	Description of Registrant’s Securities	Exhibit 4.50 to Form 10-K for 2021 (SEC File No. 1-8858)

4.51 (4)	Third Amended and Restated Credit Agreement dated September 29, 2022 among Unitil Corporation, Bank of America, N.A., as administrative agent, and the Lenders	Exhibit 4.1 to Form 8-K dated September 29, 2022 (SEC File No. 1-8858)

4.52	Second Amended and Restated Note issued to Citizens Bank, N.A.	Exhibit 4.2 to Form 8-K dated September 29, 2022 (SEC File No. 1-8858)

4.53	Second Amended and Restated Note issued to TD Bank, N.A.	Exhibit 4.3 to Form 8-K dated September 29, 2022 (SEC File No. 1-8858)

4.54 (4)	Note Purchase Agreement dated July 6, 2023 by and among Fitchburg Gas and Electric Light Company and the several purchasers named therein.	Exhibit 4.1 to Form 8-K dated July 6, 2023 (SEC File No. 1-8858)

4.55 (3)	5.70% Senior Note, Series 2023A, due July 2, 2033, issued by Fitchburg Gas and Electric Light Company to MetLife Reinsurance Company of Hamilton, Ltd.	Exhibit 4.2 to Form 8-K dated July 6, 2023 (SEC File No. 1-8858)

4.56 (3)	5.96% Senior Note, Series 2023B, due July 2, 2053, issued by Fitchburg Gas and Electric Light Company to Mutual of Omaha Insurance Company.	Exhibit 4.3 to Form 8-K dated July 6, 2023 (SEC File No. 1-8858)

5.1	Opinion of Patrick Taylor	Filed herewith.

23.1	Consent of Patrick Taylor	Included in Exhibit 5.1.

23.2	Consent of Deloitte & Touche LLP	Filed herewith.

24.1	Powers of Attorney	Filed herewith (included starting on page II-13).

107	Filing Fee Exhibit	Filed herewith.

(1)

The exhibits referred to in this column by specific designations and dates have heretofore been filed with or furnished to the Securities and Exchange Commission under such designations and are hereby incorporated by reference.

(2)

In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, the instrument defining the debt of the Registrant and its subsidiary, described above, has been omitted but will be furnished to the Commission upon request.

(3)

This Note or Bond (each, an “Instrument”) is substantially identical in all material respects to other Instruments that are otherwise required to be filed as exhibits, except as to the registered payee of such Instrument, the identifying number of such Instrument, and the principal amount of such Instrument. In accordance with instruction no. 2 to Item 601 of Regulation S-K, the registrant has filed a copy of only one of such Instruments, with a schedule identifying the other Instruments omitted and setting forth the material details in which such Instruments differ from the Instrument that was filed. The registrant acknowledges that the Securities and Exchange Commission may at any time in its discretion require filing of copies of any Instruments so omitted.

(4)

In accordance with Item 601(a)(5) of Regulation S-K, this exhibit omits certain schedules and exhibits. This exhibit’s table of contents includes a brief description of the subject matter of all of its schedules and exhibits, including the omitted schedules and exhibits. The Registrant acknowledges that it must provide a copy of any omitted schedules or exhibits to the Securities and Exchange Commission or its staff upon request.

(P)	Paper exhibit.

ITEM 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hampton, State of New Hampshire, on this 16th day of August, 2023.

UNITIL CORPORATION
(Registrant)

By:	/s/ Daniel J. Hurstak
Daniel J. Hurstak
Senior Vice President, Chief Financial Officer & Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas P. Meissner, Jr. and Daniel J. Hurstak and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement and any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas P. Meissner, Jr. Thomas P. Meissner, Jr.	Director, Chairman of the Board & Chief Executive Officer (Principal Executive Officer)	August 16, 2023

/s/ Daniel J. Hurstak Daniel J. Hurstak	Senior Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	August 16, 2023

/s/ Todd R. Diggins Todd R. Diggins	Chief Accounting Officer & Controller (Principal Accounting Officer)	August 16, 2023

/s/ Anne L. Alonzo Anne L. Alonzo	Director	August 16, 2023

/s/ Neveen F. Awad Neveen F. Awad	Director	August 16, 2023

Signature	Title	Date

/s/ Winfield S. Brown Winfield S. Brown	Director	August 16, 2023

/s/ Mark H. Collin Mark H. Collin	Director	August 16, 2023

/s/ Suzanne Foster Suzanne Foster	Director	August 16, 2023

/s/ Edward F. Godfrey Edward F. Godfrey	Director	August 16, 2023

/s/ Michael B. Green Michael B. Green	Director	August 16, 2023

/s/ Eben S. Moulton Eben S. Moulton	Director	August 16, 2023

/s/ Justine Vogel Justine Vogel	Director	August 16, 2023

/s/ David A. Whiteley David A. Whiteley	Director	August 16, 2023